Exhibit 3.01

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SONTRA MEDICAL CORPORATION

(Incorporated September 26, 1989)

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The following Second Amended and Restated Articles of Incorporation shall supercede and take the place of the existing Articles of Incorporation and all amendments thereto:

ARTICLE 1. The name of the Corporation is Sontra Medical Corporation.

ARTICLE 2. The address of the registered office of the Corporation in the State of Minnesota is 401 Second Avenue South, Minneapolis, Minnesota 55401. The name of its registered agent at such address is CT Corporation System.

ARTICLE 3. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 50,000,000 shares, consisting of 40,000,000 shares of Common Stock with a par value of $.01 per share (the “Common Stock”) and 10,000,000 shares of Preferred Stock with a par value of $.01 per share (the “Preferred Stock”).

A. Common Stock

1. General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights, powers and privileges. The rights, powers and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders of the Preferred Stock.

2. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

3. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Common Stock shall entitle the holder thereof to receive an equal portion of the net assets of the Corporation available for distribution to the holders of Common Stock, subject to any preferential rights of any then outstanding Preferred Stock.

4. Voting Rights. Except as otherwise required by law or these Second Amended and Restated Articles of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held of record by such holder on the books of the Corporation for the election of directors and on all matters submitted to a vote of shareholders of the Corporation. Except as otherwise required by law or provided herein, holders of Common Stock shall vote together with holders of the Preferred Stock as a single class, subject to any special or preferential voting rights of any then outstanding Preferred Stock. There shall be no cumulative voting.

B. Preferred Stock

The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors of the Corporation may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as otherwise provided in these Second Amended and Restated Articles of Incorporation, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the undesignated Preferred Stock in one or more series, each with such designations, preferences, voting powers (or special, preferential or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board of Directors to create such series, and a statement of said resolution or resolutions (a “Statement of Designation”) shall be filed in accordance with the Minnesota Business Corporation Act, Section 302A.401, or any successor provision. The authority of the Board of Directors with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may be: (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments, if any; (v) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of Preferred Stock; or (vi) entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors may deem advisable and as are not inconsistent with law and the provisions of these Second Amended and Restated Articles of Incorporation.

ARTICLE 4. Subject to the rights of the holders of any series of Preferred Stock from time to time outstanding as set forth in a Statement of Designation, the shareholders of the Corporation shall not have any preemptive rights to subscribe for or acquire securities or rights to purchase securities of any class, kind or series of the Corporation.

ARTICLE 5. The Corporation is to have perpetual existence.

ARTICLE 6. The following provisions are included for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Board of Directors and shareholders:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

2. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation, subject to any limitation thereof contained in the by-laws. The shareholders shall also have the power to adopt, amend or repeal the by-laws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by these Second Amended and Restated Articles of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the by-laws of the Corporation.

3. The books of the Corporation may be kept at such place within or without the State of Minnesota as the by-laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

ARTICLE 7. To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, no director (including any advisory director) of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE 8. The Corporation reserves the right to amend or repeal any provision contained in these Second Amended and Restated Articles of Incorporation in the manner prescribed by the laws of the State of Minnesota and all rights conferred upon shareholders are granted subject to this reservation.

The undersigned, as Chief Executive Officer of Sontra Medical Corporation, certifies that the these Second Amended and Restated Articles of Incorporation were approved by the Board of Directors and adopted by the shareholders of Sontra Medical Corporation on May 21, 2003, in accordance with the Minnesota Business Corporations Act, Chapter 302A, Minnesota Statutes.

IN WITNESS WHEREOF, the undersigned has hereunto signed his name and affirms that the statements made in these Second Amended and Restated Articles of Incorporation are true under the penalties of perjury this 21st day of May, 2003.

/s/ Thomas M. Davison
Thomas M. Davison
Chief Executive Officer

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